EXHIBIT 21 - SUBSIDIARIES

Entity Name                               Jurisdiction        Ownership
-----------                               ------------        ---------

LTR Antisense Technology, Inc.            New York            Wholly Owned
Nanolution, LLC                           New York            Wholly Owned
Biophan Europe GmbH                       Germany             51% Ownership
TE Bio LLC                                New York            51% Ownership